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EXHIBIT 11


COMPUTATION OF EARNINGS PER SHARE
---------------------------------

     The following table sets forth the computation of basic and diluted earnings per share:

                                                        1999               1998               1997
                                                  -----------------  -----------------  -----------------
Numerator:
Net Income                                              $ 6,213,000        $ 5,234,000        $26,291,000
                                                =========================================================

Denominator:
  Denominator for basic earnings per share --
  Weighted average shares outstanding                    16,841,000         16,799,000         16,428,000

  Effect of dilutive securities:
    Employee stock options                                        -             77,000             42,000
    Contingent stock-acquisition                                  -              9,000              4,000
  Dilutive potential common shares                                -             86,000             46,000
                                                ---------------------------------------------------------

  Denominator for diluted earnings
     per share -
  Weighted average shares and assumed
     Conversions                                         16,841,000         16,885,000         16,474,000
                                                =========================================================

Basic earnings per share                                $      0.37        $      0.31        $      1.60
                                                =========================================================

Diluted earnings per share                              $      0.37        $      0.31        $      1.60
                                                =========================================================